As filed with the Securities and Exchange Commission on March 16, 2021

Registration No. 333–

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

under

the SECURITIES ACT OF 1933

Hayward Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-2060643 (I.R.S. Employer Identification Number)

400 Connell Drive
Suite 6100
Berkeley Heights, NJ 07922
(908) 351-5400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hayward Holdings, Inc. Second Amended and Restated 2017 Equity Incentive Plan
Hayward Holdings, Inc. 2021 Equity Incentive Plan
Hayward Holdings, Inc. 2021 Employee Stock Purchase Plan
(Full title of the plan)

Eifion Jones
Senior Vice President and Chief Financial Officer
400 Connell Drive
Suite 6100
Berkeley Heights, NJ 07922
(908) 351-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Craig Marcus, Esq.
Rachel Phillips, Esq.
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Hayward Holdings, Inc. Second Amended and Restated 2017 Equity Incentive Plan – Common Stock, $0.001 par value	14,202,400	(2)	$1.24	(3)	$17,610,976	(3)	$1,922
Hayward Holdings, Inc. 2021 Equity Incentive Plan – Common Stock, $0.001 par value	13,737,500	(4)	$17.13	(5)	$235,323,375	(5)	$25,674
Hayward Holdings, Inc. 2021 Employee Stock Purchase Plan – Common Stock, $0.001 par value	2,700,000	(6)	$17.13	(5)	$46,251,000	(5)	$5,046
TOTALS	30,639,900				$299,185,351		$32,642

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of Common Stock that may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)	Represents shares of Common Stock issuable upon exercise or settlement of awards previously granted under the Hayward Holdings, Inc. Second Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”) that are outstanding as of the date of this Registration Statement. To the extent that shares of Common Stock issuable upon the exercise or settlement of such awards expire or are terminated, surrendered or cancelled without the delivery of shares of Common Stock, are forfeited, repurchased, settled in cash or otherwise become available for grant under the terms of our 2017 Plan, in each case, on or after the date of this Registration Statement, such shares of Common Stock will be available for issuance under the Hayward Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. For the shares of Common Stock reserved for issuance upon the exercise of outstanding awards granted under the 2017 Plan, the Proposed Maximum Offering Price Per Share is $1.24 per share, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding awards under the 2017 Plan.

(4)	Represents shares of Common Stock reserved for issuance under the 2021 Plan (inclusive of shares subject to awards granted under the 2021 Plan prior to the date hereof).

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high and low prices of the registrant’s Common Stock as reported by the New York Stock Exchange on March 15, 2021 to be $17.50 and $16.76, respectively.

(6)	Represents shares of Common Stock reserved for issuance under the Hayward Holdings, Inc. 2021 Employee Stock Purchase Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(1)	The Registrant’s Prospectus dated March 11, 2021 and filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1 as amended (Registration No. 333-253184); and

(2)	The description of the Registrant’s Common Stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 12, 2021, and any other amendments or reports filed for the purpose of updating such description (File No. 001-40208).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

“A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

As permitted by the Delaware General Corporation Law, the Registrant’s second restated certificate of incorporation includes a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant’s second restated certificate of incorporation and amended and restated bylaws provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against such officers and directors for which they may be indemnified.

The Registrant has entered into indemnification agreements with its directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and under the Registrant’s second restated certificate of incorporation and amended and restated bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Registrant or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the Registrant’s benefit but would be offset by its obligations to the director or officer under the indemnification agreement.

The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Second Restated Certificate of Incorporation of Hayward Holdings, Inc.
4.2	Amended and Restated Bylaws of Hayward Holdings, Inc.
4.3	Form of Common Stock Certificate (previously filed as Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 333-253184) and incorporated herein by reference).
4.4	Second Amended and Restated Hayward Holdings, Inc. 2017 Equity Incentive Plan (previously filed as Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-253184) and incorporated herein by reference).
4.5	Hayward Holdings, Inc. 2021 Equity Incentive Plan (previously filed as Exhibit 10.15 to the Registration Statement on Form S-1 (File No. 333-253184) and incorporated herein by reference).
4.5	Hayward Holdings, Inc. 2021 Employee Stock Purchase Plan (previously filed as Exhibit 10.18 to the Registration Statement on Form S-1 (File No. 333-253184) and incorporated herein by reference).
5.1	Opinion of Ropes & Gray LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included in the signature pages to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Berkeley Heights, State of New Jersey, on the 16th day of March, 2021.

HAYWARD HOLDINGS, INC.

By:	/s/ Kevin Holleran
	Name:	Kevin Holleran
	Title:	President and Chief Executive Officer

Power of Attorney

Each individual whose signature appears below constitutes and appoints Kevin Holleran and Eifion Jones, and each of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney has been signed by the following persons in the capacities indicated on March 16, 2021.

Signature	Capacity

/s/ Kevin Holleran	President, Chief Executive Officer and Director
Kevin Holleran	(Principal Executive Officer)

/s/ Eifion Jones	Senior Vice President and Chief Financial Officer
Eifion Jones	(Principal Financial Officer)

/s/ Michael Colicchio	Vice President and Corporate Controller
Michael Colicchio	(Principal Accounting Officer)

/s/ Mark McFadden	Director
Mark McFadden

/s/ Timothy Walsh	Director
Timothy Walsh

/s/ Greg Brenneman	Director
Greg Brenneman

/s/ Kevin D. Brown	Director
Kevin D. Brown

/s/ Jason Peters	Director
Jason Peters

/s/ Larry Silber	Director
Larry Silber

/s/ Arthur Soucy	Director
Arthur Soucy

/s/ Ali Afraz	Director
Ali Afraz

/s/ Stephen Felice	Director
Stephen Felice

/s/ Christopher Bertrand	Director
Christopher Bertrand

/s/ Lori Walker	Director
Lori Walker

/s/ Diane Dayhoff	Director
Diane Dayhoff